UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/08/2014

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

A client of Assurant's Specialty Property business segment confirmed that it will transfer some lender-placed business starting September 15, 2014. Assurant estimates that, given current placement rates, annualized net earned premiums and fees would be reduced by approximately $80 million once the transfer is complete. The effect on Assurant Specialty Property results in 2014 and beyond may vary due to the rate and timing of renewals, placement rates as well as the extent to which associated expenses can be reduced.

CAUTIONARY STATEMENT -- The statements in the preceding paragraph constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual revenue effect may differ materially from the estimates we have given because of a variety of factors, including the rate and timing of renewals, placement rates and other factors. The Company undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of new information or future events or developments. For a detailed discussion of risk factors that could affect our results, please refer to the risk factors identified in our annual and periodic reports, including but not limited to our 2013 Annual Report on Form 10-K and Second Quarter 2014 Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: September 08, 2014	By:	/s/ Bart R. Schwartz
Bart R. Schwartz
Executive Vice President, Chief Legal Officer and Secretary